  As filed with the Securities and Exchange Commission on September 28, 1998
                                                      Registration No.333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              __________________

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              __________________
                          MUTUAL RISK MANAGEMENT LTD.
            (Exact name of registrant as specified in its charter)

                              __________________
                 BERMUDA                                   N/A
   (State or Other Jurisdiction of           (I.R.S. Employer Identification
              Incorporation)                              Number)

                               44 CHURCH STREET
                            HAMILTON, BERMUDA HM 12
                                (441) 295-5688
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              __________________

                               JOHN KESSOCK, JR.
                     C\O COMMONWEALTH RISK SERVICES, L.P.
                               ONE LOGAN SQUARE
                                  SUITE 1500
                            PHILADELPHIA, PA 19103
                                (215) 963-1600
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   COPY TO:

           RICHARD E. O'BRIEN                      PETER O. CLAUSS, ESQUIRE
VICE PRESIDENT, GENERAL COUNSEL & SECRETARY      MATTHEW A. WOODWARD, ESQUIRE
       MUTUAL RISK MANAGEMENT LTD.                   PEPPER HAMILTON LLP
            44 CHURCH STREET                        3000 TWO LOGAN SQUARE
        HAMILTON, BERMUDA HM 12                      18TH & ARCH STREETS
             (441) 295-5688                        PHILADELPHIA, PA 19103
                                                        (215) 981-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
Title of  securities to      Amount to be        Proposed maximum                   Proposed maximum             Amount of
be registered                 registered         offering price per Share /(1)/     aggregate offering price     registration fee
-----------------------       ----------         ------------------------------     ------------------------     ----------------
Common Stock                 254,765                         $36.344                $9,259,115.50                $2,950.00

----------------------------------------------------------------------------------------------------------------------------------

(1) Computed in accordance with Rule 457 under the Securities Act of 1933 solely for purposes of calculating the registration fee based on the average of the high and low prices of the Common Shares on the New York Stock Exchange composite tape on September 23, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                           DATED SEPTEMBER 28, 1998
PROSPECTUS

                          MUTUAL RISK MANAGEMENT LTD.
                        254,765 SHARES OF COMMON STOCK

                            ______________________

     All of the shares of common stock, par value $.01 per share (the "Common Stock"), of Mutual Risk Management Ltd. (the "Company") offered hereby (the "Securities") are being sold by certain selling securityholders. See "Selling Securityholders." The Securities will be offered for sale from time to time on terms to be determined at the time of sale by the Selling Securityholders. The Company's Common Stock is listed on the New York Stock Exchange under the symbol "MM" and the closing price of the Common Stock as reported on the New York Composite Tape on September 23, 1998 was $36.00 per share. The Company will pay the expenses of this offering and will not receive any proceeds from the sale of the Securities offered hereby. See "Use of Proceeds."

     No underwriter is initially being utilized in connection with this offering. See "Plan of Distribution."

SEE "RISK FACTORS" ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
                                 CONSIDERED BY
           PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                           ________________________
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR THE PENNSYLVANIA
    INSURANCE COMMISSIONER, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION,
         ANY STATE SECURITIES COMMISSION OR THE PENNSYLVANIA INSURANCE
          COMMISSIONER, PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                           ________________________


     The Selling Securityholders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Securities from time to time on terms to be determined at the time of sale. To the extent required, the specific Securities to be sold, the purchase price, the public offering price, the name of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in a Prospectus Supplement. The aggregate proceeds to the Selling Securityholders from the Securities will be the purchase price of such Securities sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. Any such Prospectus Supplement will also set forth any additional information regarding indemnification by the Company of the Selling Securityholders or any underwriter, if any, dealer or agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Securityholders and any broker-dealers, agents or underwriters, if any, that participate with the Selling Securityholders in the distribution of any of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

              The date of this Prospectus is September 28, 1998.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITYHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (the "Commission") relating to the Securities offered hereby (the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement shall be qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at Regional Offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. This Registration Statement, including all exhibits thereto, has been filed with the Commission through EDGAR. The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such copies should be directed to the Secretary, Mutual Risk Management Ltd., 44 Church Street, Hamilton HM 12, Bermuda (441) 295-5688.

     The Common Stock trades on the New York Stock Exchange under the symbol "MM." Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10004.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

     (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated May 14, 1991 as declared effective by the Commission on June 25, 1991, including any amendments or reports filed for the purposes of updating such description; and

     (e) All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference and to be a part of this Prospectus from the respective dates of filing of those documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                       ENFORCEMENT OF CIVIL LIABILITIES

     The Company is organized pursuant to the laws of Bermuda and certain of the Company's directors and officers, and certain of the experts named herein reside outside of the United States. Moreover, a substantial portion of the assets of the Company is located outside the United States. Consequently, it may not be possible to effect service of process on such persons or entities within the United States or to enforce against any of them judgments of courts in the United States predicated upon the civil liability provisions of the federal securities laws of the United States. The Company has been informed by Conyers Dill & Pearman, its legal advisor in Bermuda, that the United States and Bermuda do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Bermuda. A Bermuda court may impose civil liability on the Company, its directors or officers who reside in Bermuda in a suit brought in The Supreme Court of Bermuda against the Company or such persons with respect to a violation of federal securities law, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.


                                  THE COMPANY

     Mutual Risk Management Ltd. (the "Company") provides risk management services to clients seeking alternatives to traditional commercial insurance for certain of their risk exposures, especially workers' compensation, which in 1997 represented approximately 57% of the Company's fee income. Risk management involves a process of analyzing loss exposures and developing risk financing methods to reduce exposure to loss and to control associated costs. The use of such loss financing methods in place of traditional insurance has become known as the alternative market and involves clients participating in a significant amount of their loss exposure and transferring only the unpredictable excess risk to insurers. The benefits of such alternative market techniques typically include lower and more stable costs, greater control over the client's risk management program and an increased emphasis within the client's organization on loss prevention and loss control.

     The Company's principal source of profits is fees received for the various services provided to clients in connection with the Company's programs. In a typical program, these fees total between 11% and 13% of the client's premium. The structure of the Company's programs places most of the underwriting risk with the Company's client. For regulatory and other reasons, however, the Company is required to assume a limited amount of risk. The Company seeks to limit this risk to the minimum level feasible. This approach to risk distinguishes the Company from typical property/casualty companies which assume significant levels of underwriting risk as part of their business. The Company does not seek to earn income from underwriting risk, but rather from fees for services provided. The Company markets its services exclusively to retail insurance brokers and consultants representing clients.

     The Company was incorporated in 1977 and has participated in the growth of the alternative market since 1980 when it established its rent-a-captive program known as the Insurance Profit Center Program (the "IPC Program"). The Company is incorporated and based in Bermuda, the leading worldwide domicile for captive insurance companies. The Company operates through subsidiaries in the United States, Bermuda, Barbados, the Cayman Islands and Europe. The Company's principal executive offices are located at 44 Church Street, Hamilton HM 12, Bermuda, telephone (441) 295-5688.

                                 RISK FACTORS

     A prospective investor should carefully consider all of the information contained in this Prospectus in deciding whether to purchase the Securities and, in particular, the following:

     Dependence on Key Personnel. The Company is dependent upon the ability and experience of its executive officers and other key employees. The loss of the services of one or more of the Company's executive officers could have a material adverse impact on the business of the Company and its future operations.

     Competition. The Company's products and services compete with the products and services offered by other providers both in the alternative and the traditional insurance markets, including self-insurance plans, captive insurance companies managed by others and a variety of risk financing insurance policies. The Company faces significant competition in marketing the IPC Program from other risk management programs offered by U.S. insurance companies, both from captive insurance companies for large insureds and from rent-a-captives organized by large insurance companies and brokers. Many of these competitive products are offered by companies with significantly greater resources than the Company. The Company's competitive position is based, among other factors, on the quality of its services, its capital position, its independence from any major insurance company or broker and effective pricing. There can be no assurance that the Company will be able to maintain its competitive position. The inability of the Company to maintain its competitive position could adversely impact the Company, financial condition and results of operations.

     In the present soft insurance market, characterized by excess capital and competitive pricing, it is generally easier for the Company to structure programs because of the availability and pricing of reinsurance, but more difficult to attract potential participants and sell programs because of competition. In a hard market, such as that experienced during 1985-1987, it is more difficult to structure programs due to the high price and unavailability of reinsurance, but the Company experiences less competition in attracting clients and selling programs.

     Beginning in 1993, competition increased significantly in certain important workers' compensation markets, particularly California, due to open ratings and other legislative reforms, and this heightened level of competition has persisted through the current period. This increased competition has lowered premium rates and this in turn reduces the fee revenue generated by each individual program. Increased competition also makes sales and renewals of programs more difficult. A continuation of the current level of competition or its extension into additional markets or states will adversely affect the Company's financial position and results of operations.

     Business Risks. A significant feature of the Company's programs is the utilization of reinsurance, including aggregate excess reinsurance, to transfer all or a portion of risk not retained by the insured. The Company currently obtains such reinsurance from a small number of reinsurance companies. Changing market conditions or other factors beyond the Company's control may, in the future, reduce or eliminate the availability of this reinsurance. A lack of available reinsurance could adversely affect the marketing of the Company's programs or force the Company to retain all or a part of the risk which cannot be reinsured. In the event any or all of a client's risk were not able to be reinsured and the Company were required to pay claims with respect to such risk and were unable to recover the amount of such claims from the client, the Company's financial condition and results of operations could be adversely impacted.

     The Company has in the normal course of operating its programs placed significant amounts of reinsurance for risks in excess of the client's chosen retention with a variety of reinsurance companies. Failure of a reinsurer could result in significant losses as the Company would remain ultimately liable for the losses not covered by such a reinsurer. The client's chosen retention, which is reinsured either by one of the Company's foreign insurance subsidiaries (the "IPC Companies") or by the client's captive insurance company, is generally also supported by letters of credit. In addition, the Company relies extensively on letters of credit issued or confirmed by a bank which is a member of the U.S. Federal Reserve System to secure a portion of the client's obligation to reimburse the Company for losses on a program. The failure of a bank to honor its letter of credit or the inability of a client to honor its uncollateralized reimbursement obligation could adversely affect the Company.

     It is the Company's policy that its insurance company subsidiaries avoid taking significant insurance underwriting risk. However, some risk is assumed by these companies in connection with their limited participation in the Company's excess reinsurance programs. Such subsidiaries could also incur losses if claims on a policy exceeded the amount of reinsurance coverage. The Company believes that adequate reserves and reinsurance have been provided on risks assumed to date. However, the actual liability may be greater or less than the amount provided for. Any such liability will be recorded in the period in which it arises.

     Tax Matters Affecting Participants in the IPC Program. The competitive position of the Company's IPC Program could be materially affected by the tax treatment of the program and competing programs. Such tax treatment has not been clear in recent years and varies significantly with the circumstances of each IPC Program participant as is true for competing products. A determination that a significant portion of the IPC Program participants are not entitled to deduct the premiums paid without a similar determination as to competing products could adversely affect the marketability of the IPC Program.

     In the event that the Company were deemed to be a "Passive Foreign Investment Company" (a "PFIC"), the U.S. income tax due in the year a United States person that owns any Common Stock receives certain distributions with respect to, or disposes of, Common Stock will be increased by an interest charge. Additionally, if the Company is classified or becomes classified as a "Controlled Foreign Corporation" (a "CFC"), a United States person that owns directly or indirectly 10% or more of the Company's voting shares will be required to include in his gross income his pro rata share of certain income of the Company, whether or not such income is actually distributed to such U.S. shareholder.

     Government Regulation. The Company's licensed U.S. insurance subsidiaries (collectively, "Legion" or the "Legion Companies"), including Legion Insurance Company, Legion Indemnity Ltd. and Villanova Insurance Company, are subject to state laws regulating insurance holding companies. Under these laws, state insurance departments may examine Legion at any time, require disclosure of material transactions by the holding company and require prior approval of certain "extraordinary" transactions, such as dividends from the insurance subsidiary to the holding company, or purchases of certain amounts of the insurance subsidiary's capital stock. These laws also generally require approval of changes of control which are usually triggered by the direct or indirect acquisition of 10% or more of the insurer.

     State insurance departments have broad regulatory, supervisory and administrative powers. These powers relate primarily to the standards of solvency which must be met and maintained; the licensing of insurers and their agents; the approval of rates and forms and policies used; the nature of, and limitations on, insurers' investments; the form and content of periodic and other reports required to be filed; and the establishment of reserves required to be maintained for unearned premiums, losses and loss expenses or other purposes.

     Most states require all admitted insurance companies to participate in their respective guaranty funds, which cover certain claims against insolvent insurers. Solvent insurers licensed in such states are required to cover the losses paid on behalf of insolvent insurers by the guaranty funds and are generally subject to annual assessments in that state by the guaranty fund to cover such losses. Certain states also require licensed insurance companies to participate in assigned risk plans which provide coverage for workers' compensation, automobile insurance and other lines for insureds which, for various reasons, cannot otherwise obtain insurance in the open market. This participation may take the form of reinsuring a portion of a pool of such policies, or the direct issuance of policies to insureds. Generally, Legion participates as a pool reinsurer, or assigns to other companies the direct policy issuance obligations. The calculation of an insurer's participation in such plans is usually based on the amount of premium for that type of coverage that was written by the insurer on a voluntary basis in a prior year. Assigned risk pools tend to produce losses, which result in assessments to insurers writing the same lines on a voluntary basis. Legion also pays a fee to carriers assuming Legion's direct policy issuance obligations. For each program Legion writes, Legion estimates the amount of assigned risk and guaranty fund assessments that Legion will incur as a result of having written that program. If that estimate proves to be inadequate, Legion is entitled under its reinsurance agreements with the IPC Companies to recover from the reinsurer the amount of such assessments in excess of the estimate. The IPC Companies then are entitled under the terms of agreements with clients to recover this excess from the client. However, the IPC Companies are generally only able to collateralize this obligation up to the amount of the estimated assessments. If Legion were required to pay assessments and could not recover the amount of such assessments from clients or pursuant to existing collateral arrangements, the Company's financial condition and results of operations could be adversely impacted.

     The National Association of Insurance Commissioners ("NAIC") has established the Insurance Regulatory Information System ("IRIS") to assist state insurance departments in their regulation and oversight of insurance companies domiciled or operating in their respective states. IRIS established a set of twelve financial ratios and specifies "unusual values" for each ratio. Companies reporting four or more unusual values on the IRIS ratios may expect inquiries from individual state insurance commissioners concerning specific aspects of the insurer's financial position. As of December 31, 1997, Legion Insurance Company had four unusual values. Three of the unusual values, "change in net writings," "estimated current reserve deficiency" and "surplus aid to surplus" are related to the substantial growth in premium related to its Program Business and the related loss retentions. The fourth unusual value "agent's balances to surplus" is also related to premium growth on program business and also reflects lags in premium collection that are consistent with the nature of Program Business. Legion Indemnity Ltd. had no unusual values. Villanova Insurance Company had one unusual value, "change in surplus," due entirely to the change in ownership during 1997 and the resultant change in surplus. In the event the ability of any of the Legion Companies to conduct business in any state were revoked or restricted as a result of any inquiries prompted by the assessment of such "unusual values," the Company's financial condition and results of operations could be adversely impacted.

     Legal Proceedings. The Company is a party to various lawsuits generally arising in the normal course of its business. The Company does not believe that the eventual outcome of any such suits will have a material effect on the Company's financial condition.

     The United States Internal Revenue Service (the "IRS") has commenced an examination of the Company's calculation of "Related Party Insurance Income" ("RPII") for 1993 and 1994. The Company calculates RPII on behalf of certain of its clients participating in its Insurance Profit Center Program in order to provide those clients with information used in preparing their United States income tax returns. The Company believes that its calculation of RPII was materially correct in both years. In addition, any adjustment made by the IRS would affect the Company's clients and not the Company directly.

     As a part of this examination the IRS has questioned whether certain clients of the Insurance Profit Center Program properly deducted all or a portion of the premium paid in connection with their program. In general, the IRS has challenged the deductibility of premiums paid to captive insurance companies in a series of rulings and cases since 1977. The Company believes that the particular fact situations of each of its Insurance Profit Center Program clients are sufficiently diverse such that no general determination can be made with respect to the appropriate tax treatment of the premium paid by participants in the Company's programs. To the Company's knowledge, none of the small number of clients reviewed by the IRS has received notices of any significant adjustment to their tax liability.

     In the event the Company's clients were required to pay additional taxes, penalties or interest as a result of such IRS examination and if the Company were required to indemnify the clients for the amounts paid, the Company's financial condition and results of operations could be adversely impacted.

     Impact of Year 2000. The Company is modifying all software that is not Year 2000 compliant. The Company is utilizing both internal and external resources to program or replace and test the software for Year 2000 modifications. The Company anticipates that this exercise will be completed during 1998 and will not be a material cost, due to the fact that most systems are relatively new and were Year 2000 compliant when purchased.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Securities offered hereby.

                            SELLING SECURITYHOLDERS

     The following table sets forth information with respect to the beneficial ownership of the Common Stock by the Selling Securityholders as of the date of this Prospectus.


                                                                                        Beneficial Ownership
                                           Number of Shares                                After Offering
                                          Beneficially Owned                       -------------------------------
                                               Prior to       Number of Shares     Number of  Percent of Class (if
Name and Address                             Registration        Registered          Shares     Greater than 1%)
----------------                          ------------------     ----------        -------------------------------
Stephen M. Friedberg
c/o Research  Underwriting Financial
    Associates, Inc.
Franklin Centre
4240 Greenburg Pike
Pittsburgh, PA  15221-4235                       24,293            24,293             24,293            --

Mark Ouimette
c/o Research Underwriting Financial
   Associates, Inc.
Franklin Centre
4240 Greenburg Pike
Pittsburgh, PA  15221-4235                       24,293            24,293             24,293            --

B & G Benefits, a general
partnership
Ben Blanton
P.O. Box 1689
Valdosta, GA 31603                                2,132             2,132              2,132            --

H. Barron Brooks
c/o Pruden Risk Management, Inc.
301 S. Third Avenue
Chatsworth, GA 30705                             26,092            26,092             26,092            --

Clay H. Chambliss
c/o Pruden Risk Management, Inc.
206 W. Crawford Street
Dalton, GA 30720                                    533               533                533            --

Spottswood P. Dudley
6106 Stillwater Way
McLean, VA 22101                                 28,225            28,225             28,225            --

Christopher A. Hayes
c/o Pruden Risk Management, Inc.
705 Allatoona Lane
Woodstock, GA 30188                                 533               533                533            --

HUFRUS, a general partnership
Scott E. Russell
1117 Perimeter Center West
Suite E401
Altoona, GA 30338                                 3,199             3,199              3,199            --

                                                                                        Beneficial Ownership
                                           Number of Shares                                After Offering
                                          Beneficially Owned                       -------------------------------
                                               Prior to       Number of Shares     Number of  Percent of Class (if
Name and Address                             Registration        Registered          Shares     Greater than 1%)
----------------                          ------------------     ----------        -------------------------------
Langsfeld-McKenzie & Assoc., LLC
Phil McKenzie
3715 Northside Pkwy.
400 Northcreek #400
Atlanta, GA 30327-2813                            2,132             2,132              2,132            --

Love, Douglas & Pope, Inc.
Jim Bryan
P.O. Box 80250
Atlanta, GA 30366                                 3,199             3,199              3,199            --

Clinton B. & Cathy R. Matthews
jointly with rights of survivorship
c/o Renaissance Mutual Insurance
1816 Fox Hollow
Liburn, GA 30247                                    533               533                533            --

McCart Insurance Services
2024 Beaver Ruin Rd.
P.O. Box 1973
Norcross, GA 30091                                 2,132             2,132              2,132            --

Jeffrey W. McCart
c/o McCart Insurance Services
2024 Beaver Ruin Rd.
Norcross, GA 30091                                 4,266             4,266              4,266            --

Steven T. McMullen
c/o Pruden Risk Management, Inc.
1455 LaFayette Hwy.
Rocky Face, GA 30740                                 533               533                533            --

Bob Miller Insurance Inc.
Bob Miller
Monroe, GA 30655                                   2,132             2,132              2,132            --

David E. Pennington, III
c/o Pruden Risk Management, Inc.
206 W. Crawford Street
Dalton, GA 30720                                  24,491            24,491             24,491            --

Tom Pool
c/o Pruden Risk Management, Inc.
206 W. Crawford Street
Dalton, GA 30720                                     533               533                533            --

Renaissance Holding Co., Inc.
206 W. Crawford Street
Dalton, GA 30720                                   4,909             4,909              4,909            --

                                                                                        Beneficial Ownership
                                           Number of Shares                                After Offering
                                          Beneficially Owned                       -------------------------------
                                               Prior to       Number of Shares     Number of  Percent of Class (if
Name and Address                             Registration        Registered          Shares     Greater than 1%)
----------------                          ------------------     ----------        -------------------------------
Bill Smith, Jr.
c/o Little & Smith
P.O. Box 1089
Marietta, GA 30061                                1,066             1,066              1,066            --

Diversified Insurance Industries, Inc.
c/o Professional Underwriters
Corporation
151 South Warner Road
Wayne, PA 19087                                   1,272             1,272              1,272            --

William A. Graham Company
c/o Professional Underwriters
Corporation
151 South Warner Road
Wayne, PA 19087                                   2,313             2,313              2,313            --

Robert B. Hill
c/o Professional Underwriters
Corporation
151 South Warner Road
Wayne, PA 19087                                  10,780            10,780             10,780            --

Matterhorn Insurance Agency, Inc.
c/o Professional Underwriters
Corporation
151 South Warner Road
Wayne, PA 19087                                     736               736                736            --

Michael P. Miles
c/o Professional Underwriters
Corporation
151 South Warner Road
Wayne, PA 19087                                  62,337            62,337             62,337            --

Edward J. O'Hara, Jr.
c/o Professional Underwriters
Corporation
151 South Warner Road
Wayne, PA 19087                                   1,157             1,157              1,157            --

James M. O'Hara, Jr.
c/o Professional Underwriters
Corporation
151 South Warner Road
Wayne, PA 19087                                   1,157             1,157              1,157            --

S. Alan Pcsolyar
c/o Professional Underwriters
Corporation
151 South Warner Road
Wayne, PA 19087                                  19,787            19,787             19,787            --

     The Selling Securityholders Stephen Friedberg and Mark Ouimette received their Securities pursuant to that certain Agreement and Plan of Merger by and among the Company, Livery Management, Inc., Livery Management Associates, Inc. and Messrs. Friedberg and Ouimette dated as of May 12, 1998.

     The Selling Securityholders B & G Benefits, H. Barron Brooks, Clay H. Chambliss, Spottswood P. Dudley, Christopher A. Hayes, HUFRUS, Langsfeld-Mackenzie & Assoc., Love, Douglas and Pope, Inc., Clinton B. and Cathy R. Matthews, McCart Insurance Services, Jeffrey W. McCart, Stephen T. McMullen, Bob Miller Insurance Inc., David E. Pennington, III, Tom Pool, Renaissance Holding Co., Inc., and Bill Smith Jr., received their Securities pursuant to that certain Agreement and Plan of Merger by and among the Company, CompFirst Aquisition Corp., HealthShare, Inc., and Messrs. Dudley, Pennington and Brooks dated as of July 8, 1998.

     The Selling Securityholders Diversified Insurance Industries, Inc., William
A. Graham Co., Robert B. Hill, Matterhorn Insurance Agency, Inc., Michael P. Miles, Edward J. O'Hara, Jr., James M. O'Hara, Jr.,and S. Alan Pcsolyar received the Securities pursuant to that certain Agreement and Plan of Reorganization of Professional Underwriters, Inc. dated as of November 29, 1995.


                             PLAN OF DISTRIBUTION

     Any and all of the Securities offered hereby may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through brokers, underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of Securities for whom they may act as agent. The Selling Securityholders and any such underwriters, dealers or agents that participate in the distribution of the Securities may be deemed to be underwriters, and any profit on the sale of Securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Securities may be sold at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Securityholders, or by agreement between the Selling Securityholders and underwriters or dealers.

     At the time a particular offer of Securities is made, to the extent required, a Prospectus Supplement will be prepared by the Company based on information provided by the Selling Securityholders which will set forth the number of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

     In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and such sale is made in compliance with the exemption.


                                 LEGAL MATTERS

     The validity of the Securities being offered hereby will be passed upon for the Company by Messrs Conyers Dill & Pearman of Hamilton, Bermuda. David J. Doyle, who is an attorney with this firm, is a director of the Company.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries at December 31, 1997, December 31, 1996 and December 31, 1995 and for the years then ended, which are incorporated by reference herein, have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon and incorporated by reference herein, and are included in reliance upon such reports given upon the authority of the firm as experts in accounting and auditing.

================================================================================

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that information contained herein is correct as of any time subsequent to its date or that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.



                              ___________________


                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Available Information........................................................  2
Incorporation of Certain Information by
     Reference...............................................................  2
The Company..................................................................  3
Risk Factors.................................................................  4
Use of Proceeds..............................................................  6
Selling Securityholders......................................................  7
Plan of Distribution......................................................... 10
Legal Matters................................................................ 10
Experts...................................................................... 10

                          MUTUAL RISK MANAGEMENT LTD.



                           -------------------------

                                  PROSPECTUS

                           -------------------------



                              September 28, 1998



================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
          -------------------------------------------

     The estimated expenses of the issuance and distribution, all of which are payable by the Company are as follows:


     SEC Registration Fee                                      $ 2,950.00
     Legal Fees and Expenses                                     5,000.00
     Accounting Fees and Expenses                                2,000.00
     Printing Expenses                                                  0
     Miscellaneous Expenses                                      1,000.00
                                                               ----------
         Total                                                 $10,950.00

____________
*    Actual
**   Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          -----------------------------------------

     The Company's Bye-Laws provide that the Company shall indemnify, subject to the proviso below, every director, officer of the Company and member of a committee thereof out of the funds of the Company against all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, officer or committee member and any person acting as a director, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election provided always that the indemnity contained by the Bye-Laws shall not extend to any matter which would render it void pursuant to the Bermuda Companies Acts. To the extent that any director, officer or member of a committee duly constituted under the Bye-Laws is entitled to claim an indemnity pursuant to the Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of a director or officer to repay such amount, unless it shall be ultimately determined that he is entitled to be indemnified by the Company as authorized in the Bye-Laws or otherwise pursuant to applicable laws.

ITEM 16.  EXHIBITS
          --------

Exhibit No.           Description
-----------           -----------

     5         Opinion of  Conyers Dill & Pearman.
     23.1      Consent of Ernst & Young.
     23.2      Consent of  Conyers Dill & Pearman (contained in Exhibit 5).
     24        Power of Attorney (included on the signature pages of this
               Registration Statement).

_________________


ITEM 17.  UNDERTAKINGS
          ------------

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (i) (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on September 28, 1998


                              MUTUAL RISK MANAGEMENT LTD.


                              By:  /s/ Robert A. Mulderig
                                 _______________________________________
                                    Robert A. Mulderig
                                    Chairman and Chief Executive Officer


                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard E. O'Brien his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any registration statement filed under Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                        Title                               Date
---------                        -----                               ----

/s/ Robert A. Mulderig
----------------------   Chairman and Chief Executive Officer        September 28, 1998
Robert A. Mulderig           (Principal Executive Officer)


/s/ John Kessock, Jr.
----------------------   President, Director and Authorized          September 28, 1998
John Kessock, Jr.               U.S. Representative


/s/ Richard G. Turner
----------------------
Richard G. Turner        Executive Vice President and Director       September 28, 1998

/s/ Glenn R. Patridge
----------------------
Glenn R. Patridge        Executive Vice President and Director       September 28, 1998


/s/ James C. Kelly
---------------------------     Chief Financial Officer
James C. Kelly                   (Principal Financial and Accounting Officer)     September 28, 1998


/s/ Roger E. Dailey
---------------------------
Roger E. Dailey                 Director                                          September 28, 1998


/s/ David J. Doyle
---------------------------
David J. Doyle                  Director                                          September 28, 1998


/s/ Arthur E. Engel
---------------------------
Arthur E. Engel                 Director                                          September 28, 1998


/s/ Allan W. Fulkerson
---------------------------
Allan W. Fulkerson              Director                                          September 28, 1998


/s/ William F. Galtney, Jr.
---------------------------
William F. Galtney, Jr.         Director                                          September 28, 1998


/s/ Beverly H. Patrick
---------------------------
Beverly H. Patrick              Director                                          September 28, 1998


/s/ Jerry S. Rosenbloom
---------------------------
Jerry S. Rosenbloom             Director                                          September 28, 1998


/s/ Joseph D. Sargent
---------------------------
Joseph D. Sargent               Director                                          September 28, 1998


/s/ Norman L. Rosenthal
---------------------------
Norman L. Rosenthal             Director                                          September 28, 1998